Exhibit 99.1

Fortrea Appoints Robert Parks as Chief Accounting Officer

DURHAM, N.C., July 11, 2024 — Fortrea (Nasdaq: FTRE), a leading global contract research organization (CRO), today announced that Robert “Bobby” Parks has been appointed as chief accounting officer (CAO), responsible for Fortrea’s accounting function, including financial reporting, risk, controls and compliance in accordance with applicable standards, laws and regulations.

“We are pleased to welcome Bobby to the Fortrea team, bringing his broad and deep experience from CROs and other fast-paced environments,” said Fortrea Chief Financial Officer Jill McConnell. “Bobby has a track record of managing Sarbanes-Oxley Act requirements and internal controls, including for CROs, in a public-company setting. He is a strategic thinker who understands our customers and our business priorities. I look forward to Bobby making a fast start as CAO and a significant contribution to Fortrea’s success.”

Parks brings three decades of experience to the role. Starting his career in public accounting at Ernst & Young LLP, he served clients in global and regulated industries, including defense and construction. He was senior vice president and corporate controller at Quintiles, now IQVIA, and CAO at Syneos, a leading biopharmaceutical solutions organization. Most recently, Parks served as CAO at SailPoint Technologies Holdings, a leader in identity security software. He is a certified public accountant and earned a B.S. in accounting at the University of Maryland.

Parks will join Fortrea in August, reporting to McConnell and will serve on its Finance Leadership Team. He succeeds Amanda Warren in this role, who will serve as an advisor to the CFO from August through November.

About Fortrea

Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology and consulting services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in more than 90 countries is scaled to deliver focused and agile solutions to customers globally. Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter).

Fortrea Contacts:

Hima Inguva (Investors) – 877-495-0816, hima.inguva@fortrea.com

Sue Zaranek (Media) – 919-943-5422, media@fortrea.com

Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com